UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under Rule 14a-12

5&2 Studios, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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On March 24, 2026, 5&2 Studios, Inc. (the “Company”), issued a letter to shareholders from its Chief Creative Officer regarding the proposed 1-for-173,750 reverse stock split (the “Reverse Stock Split”), as further described in the definitive proxy statement on Schedule 14A (the “Proxy Statement”), and posted a video on its website and at https://www.youtube.com/watch?v=HTVkxrhbFrw related to the letter, each of which is set forth below:

Letter to Shareholders

Hey there,

It’s been a while since I’ve communicated directly and solely to you as an investor. Right now I’m in the middle of completing Season 6, writing and prepping Season 7, and overseeing our completion of our new Joseph of Egypt show. Not to mention we just wrapped up Chosen Con.

In the meantime, I’ve got some good news for you! After months of discussions, evaluations—and most importantly, prayer—with our board and executive leadership, we have decided it's time to transition 5&2 Studios (formerly The Chosen, Inc.) from a publicly owned company to private ownership.

There are a lot of reasons why that’s beneficial to us and the project, but first I want to share why this is great news for you.

If a majority of our shareholders (including you) approve this proposal, it means you will receive total returns of over 300% on your initial investment. So, if you invested $100 (that’s what I invested, by the way) in crowdfunding Season 1, you already received a $120 dividend payment in 2022. If approved, you would receive another payment of $187.50, for a total of $307.50 returned to you on an investment of $100.

Like many of your fellow investors, you might not have expected a financial return—you were making an investment in bringing the authentic Jesus to the world. Some of you even took that first dividend payment and made a charitable donation to Come and See to finance future seasons and translations while keeping the show free. You’ll have the opportunity to do that again if you feel led to.

During Season 1, I wasn’t sure if we’d be able to make a second season, much less seven of them. But here we are. In a few weeks, we’ll begin filming Season 7. And, at this time next year, we’ll release our feature film about the crucifixion worldwide.

You brought your five loaves and two fish, and together we watched God feed the multitudes.

But, with each new season, it’s been increasingly complex—and very costly—to operate a studio as a public company. We spend millions each year on legal and accounting fees just to operate our business and report to the SEC. Going private makes us far more nimble and efficient.

This proposal also ensures that the heart of 5&2 Studios never changes—especially our commitment to Scripture, our mission, and putting fans first. To be clear: even though we will no longer be required to keep our current Board of Directors, which includes independent directors, we will be keeping them anyway. In fact, we are expanding our board to maintain our commitment to stewardship and accountability.

I want you to know that we didn’t enter into this decision lightly, and that we worked with companies that have incredible experience in this space. We wanted to be both generous and fair and accurate with the resources God has provided. To that end, the investment banks Goldman Sachs and Moelis & Company led the Company’s independent board members and executive leadership, respectively, through a valuation and bidding process…that’s just a fancy way of saying they helped us understand what our fair share price should be.

I’m sure you have some questions, so we’ve put together some bullet points and FAQs to address as much as possible on our website. I’ve also recorded a video to elaborate further; you can find it on our website and at https://www.youtube.com/watch?v=HTVkxrhbFrw. We have also included some information below on where you can find the public filings with the SEC that include the legal disclosure required in connection with this process.

Thank you for bringing your loaves and fish. Thank you for helping make something possible that none of us could have imagined it would become.

Thank you for believing in this from the beginning. And thank you for believing in our future.

With deep gratitude,

Dallas

Video Transcript

Hey there, it's Dallas, and hopefully, you have read the email. I'm assuming you've read the email, because getting to this video you had to click on the link that was in that email. And so, I just wanted to start by saying that what I'm about to share and what's in the emails that you're getting now and we'll be getting in the future is very important. We take this very seriously, and this involves money, this involves the future of the show, the future of our company, and it involves you. You have a large stake in this and we take this very seriously. And so, I'm just going to gently ask you to pay attention to this video, to pay attention to the emails you're getting, to read the mail that you're getting, and to check out the FAQs and all of that. Our goal is to give you as much information as humanly possible and give you every opportunity to have all of the information you need to not only vote on this decision that we are going through right now, but also to get the money that you are going to be getting, because of your investment in “The Chosen.”

So, let me give you a quick reminder of how this all got started. Just a reminder, you invested in The Chosen Inc back in, I would say probably 2018, yeah, 2018 and 2019. This was not a donation at the time, right? This was an investment. 16,000 of you shattered the all-time crowdfunding record and were able to finance season one of “The Chosen.” You invested, I think, somewhere around $11 million. Some of that went towards marketing and lawyers and SEC filing fees and all that, but eight of that went to the budget of season one of “The Chosen.” And since that point, after season one the financing for production has come from either license fees or paying it forward back when we were partnered with Angel or through your donations to come and see in later seasons. So, your investment back at that time has paid off in multiple ways. I think, the most important way, at least for the majority of you, is the impact around the world. The show is in every country around the world. We just recently broke our own Guinness Book of World Records for most translated streaming season ever. Season one has now been translated into over 125 languages. The previous record set by us was in the 80s, meaning the 80s, the number of translated languages. And so literally, tens of millions of people and by some measurements, hundreds of millions of people have been impacted by the show all over the world, and lives have been changed. There is no question that this show has and is currently and will continue to change people's lives all over the world. And so, I hope that you get to experience some of that. If you're paying attention to our live streams, if you meet people who've seen the show, if you ever attend Chosen Con, if you any of the opportunities you've had to hear people respond to the show, including online, I hope you'll see just how much your investment has paid off, for lack of a better term spiritually and with people's lives being changed all over the world. Financially, it's been a little bit different.

Now, I'll get to why it's been a good thing, but because we decided to make the show free sometime during season two and we decided and we promised you and the viewers all over the world, this show will at some point each season will be free all over the world each season. So, that may mean that sometimes we release in theaters first or to Prime Video first, but eventually the show is free. And right now, seasons one through five are totally free and easy to find in “The Chosen” app and that will continue to be the case with seasons six and seven. But because we made that decision, it's been a little bit challenging. The margin for error has been small. We have left a lot of money on the table that ultimately, came after we decided to make the show free and the show grew significantly and people all over the world were coming to us, you know, multiple streamers and networks and companies saying, “Oh, we'd love to buy this out or we'd love to get it exclusively on our platform.” And we said, “Well, we've promised the fans that it would always be free at some point.” And so, the amount of money that's come in for the show is less than what it would normally be, if we would have just at some point said, “All right, you know what? We're gonna stop making it free and we're gonna take large sums of money from a streamer, or from a network, or whatever to get the most out of this financially that we can.” But we've kept you informed of this process all along and you have been supportive of what we've been doing.

That said, there's been good news. Just a few years ago, hopefully, you remember this, and hopefully, you made sure that you took the steps to get your money. We were able to return to you 120% of your initial investment. So, for example, I invested $100 when we first started this. I got $120 back. And now, that did not end your financial relationship with the show, but it was that first payment. And so, if you haven't gotten that money, we hope that you will click on the help or support button, whether it's in emails or in the links that we send you so that you can make sure that you get it. But most of you have gotten it. And we're about to, because we have decided to go private, which I'll explain in just a moment, you're about to receive a total of 300% of your original investment. So, if you invested $100 you will end up with $300. If you've invested $100,000, you're gonna get $300,000. Yes, there are some people who did that.

But this is the kicker. One of the things that we didn't know, Darrell Eaves and myself, when we first founded the company was that at a certain point we would have to go public. Now, you may think, “Well, Dallas, that's pretty dumb. Why didn't you know that? You should be more informed.” Well, I was a filmmaker at the time. We were getting started. We weren't informed that this is what may end up happening. And then as the show grew, eventually we became a public company and we have decided we want to go private. We've been wanting to do this for several years and we've embraced the transparency and the accountability that has come with being a public company. And if you don't understand the difference between private and public I'm not gonna explain it all to you now, but you can look it up or you can ask our team. But it is a very, very laborious process when you are a public company. You have to have a board of directors, you have to spend literally millions of dollars a year, literally in legal fees, filing fees, accounting fees, all of this. Now, that accountability and that transparency when we file all of our contracts and everything online, we haven't resisted that. We like transparency, we like accountability, but for years we've wanted to go private, because going private allows us to be a little bit more nimble, much more efficient, and of course, financially, much more efficient in a way that doesn't violate the transparency and accountability that we already would operate under. It has been very, very challenging, very time consuming, and very financially challenging, and hasn't really made a difference for the show or how we operate. We're rigorous already. We already have attorneys and finance teams all operating with integrity, of course. And I hope that you trust me enough to know that the transparency with which we've been operating and the accountability that I've put into my life is not just because I'm forced to by the government, but because over my time in my life, I've seen multiple organizations, multiple ministries falter, because the person at the top didn't have enough accountability around them or enough transparency. And so, I don't wanna make any of those mistakes and I wanna make sure that we are operating with integrity and that we are honoring the content of the show that we're creating and that we're following the footsteps of the man that we are making this show about, Jesus Christ.

And so, this decision to go private and to, in a sense, buy out the crowd that is you and the other 16,000 people so that we can be private, is a decision that came after months and months of study and research and prayer and analyzing the pros and cons. And we believe that this is the best decision for you and for us. And make sure that it was the best decision, we've worked with not only a bank on making sure that we can pay you this return on your investment, but we've been working with some of the top professionals in the world, from Goldman Sachs to Moelist Banking on the valuation. Making sure that the money that we're giving you is accurately reflective of what the company is worth, which is referring to both now and long term. It's been a very, very rigorous process. It's taken us a very long time to come up with the valuation of the company and what your return should be. We've wanted it to be accurate, we've wanted it to be fair, and that's what ultimately, came to this figure. So, now you may have some questions, of course, some fears, some concerns. Some of this may sound scary to you and I want to address that as much as possible as I can right now.

So, the easy response might be, well, going private means less accountability or less transparency. Now, just of course, as I hope you know, every company, private or public, still has laws that they have to follow and we're, of course, going to continue to follow those laws. This is not like, okay, now that we're private, we can get away with more. Obviously, that would be ridiculous and wrong and we're not going to do that. Of course, we're going to continue to follow all the laws of the United States as a company. And that, of course, maintains my own accountability as a leader and our team's accountability, financially and spiritually, to make sure that we are serving faithfully God in this whole process and making the best show and future shows that we possibly can, while operating from the highest amount of integrity. I'm going to continue to communicate publicly to you, to the world, which we haven't had to do over these last few years. It's not like the SEC requires us to do all the live streams and all the videos that I send and all the posts and all the public announcements that we make about, in fact, even difficult things we've had to do, but we've done that anyway, because that has kept us accountable to you and because I want you to be excited and I want the fans to be excited about our show and to know that you can trust us, trust me, and trust that this show is going to maintain integrity, not only in its content, but in how we operate.

So, what's next for you? Well, not much is going to change other than your bank account, hopefully. I'm still going into season seven. I start filming in less than a month. I can't believe it. Even saying it is kind of triggering, because filming is so exhausting and challenging, but right now, working on the scripts for season seven, working on the scripts for more of some of the side projects that we're working on and also finishing up season six, which is coming out later this year. And making sure that season six is as good as it can be and getting translated into dozens of languages at once so that when it releases to streaming first and then the big, huge theatrical finale of season six, the crucifixion finale, that's gonna be in theaters all over the world coming out all over the world at once in multiple languages unlike we've ever done before. So, all of that continues, of course.

But for you financially, here's where you come in, and this is what I really want you to pay attention to. Please, number one, pay attention. Read the emails, like I said. Read the mail that you get. If you have any questions, respond to the emails and ask and we'll also provide links. Some of this may be intimidating at times. If you have a friend who's more, you know, who's more adept with finances or with internet stuff, you know? Ask for their help. We want you to get the money. There is a group of people that actually, that we've tried for several years. Reached out to multiple times, “Here's how you get your money,” and they just, you know, either change their emails or you know, didn't respond or whatever. And we don't want that to happen. So, please pay attention, follow the instructions. We're gonna make it as simple for you as possible. The next step after that is to, you know, you can just enjoy your money. What you do with it is up to you and be proud and happy that you made an investment that has paid off and 300% return on an investment is not too shabby. And I'll be getting, like I said, a total of $300 for my investment and that's good grocery money. So, hopefully, this is helpful, and hopefully, this can be a blessing to you. The other option, of course, as some of you took advantage of the last time when we gave the 120% is to give that money to Come and See. Come and See is a nonprofit. Come and See has the intellectual property to “The Chosen” and they are financially, I'm gonna make sure I get this term right, but they are financing, sorry, financing the production of all of our seasons as well as the translations of all of the languages, and a good chunk of our marketing. So, when you see that season seven, for example, right now isn't quite fully financed they've assured that it will be, but to make sure that, that happens, that's you, that's others, that's people donating. Now, you are under absolutely no obligation. If you want to just enjoy your money or you give your money to somewhere else, or spend it in some way, that is absolutely thrilling. I am so thrilled that you have gotten a return on your investment. But if you have a desire to keep the show free, to keep going, to keep financing future seasons or like season seven of “The Chosen” and translated into the 600 languages that Come and See wants to translate it into, you can donate to Come and See. And that's easy to do. You can Google it, you can just look up Come and See and if you haven't already, you can do that. And that will be a way to continue to support “The Chosen” in a very efficient way. 100% of the money that comes in to Come and See goes towards production, translations, and some marketing. A private donor has ensured that all overhead will be covered by them, so your money goes directly to these things.

So now, to vote on this decision, it's what we call a proxy shareholder vote. And so, you are a proxy shareholder, I believe. Again, I'm not good with these terms, but I'm just sharing what I've been, that I've been given. But the proxy shareholder voting instructions are you can vote online at TheChosen.tv/vote. So, that's TheChosen.tv/vote. That link should also be in the email. So when you receive your proxy, you are going to please, if you agree with me, vote for F-O-R on all matters, including item number three. This allows us to distribute the $3.75 per share to each of you. And this is all going to be, the voting will take place at TheChosen.tv/vote, TheChosen.tv/vote, but just want to make things as easy for you to follow as possible, so would be great if you vote for on all the matters, particularly item number three. Assuming all goes well, then we will be moving to our next steps and going private, but for you, we will continue to communicate with you.

We will continue to make the show. We will continue to try to make more shows, of course. And hopefully, you will continue to see the results of your labor and I don't take for granted at all and will never not be extraordinary grateful for the incredible investment that you made before the show even existed based on a short film on my friend's farm in Illinois, 20 minutes from my house. Something that I originally just did for my church, that became what you saw that caused you to decide to invest in this show, and I hope and pray that I have lived up to your expectations and your faith in us and that the return, both financial and spiritual, on your investment has been overwhelming. And I hope that you appreciate that, and I appreciate you. So, thank you so much for your time.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this communication that are not historical facts contain certain forward-looking statements concerning, among other things, our anticipated results, and future plans and objectives that are or may be considered to be “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The words “believe”, “expect”, “anticipate”, “should”, “could” and other expressions that indicate future events and trends identify forward-looking statements. These forward-looking statements include statements related to the proposed Reverse Stock Split, including financial estimates and statements as to the expected timing, completion and effects of the Reverse Stock Split. These expectations are based upon many assumptions that we believe to be reasonable, but such assumptions ultimately may prove to be materially inaccurate or incomplete, in whole or in part and, therefore, undue reliance should not be placed on them. Several factors that could cause actual results to differ materially from those discussed in such forward-looking statements include, but are not limited to: the reactions of our customers, suppliers and other persons with whom we do business prior to the Reverse Stock Split; the effects of the Reverse Stock Split on the market for our Common Stock; general global and economic conditions; and other factors recited from time to time in our filings with the Securities and Exchange Commission (the “SEC”). In light of the uncertainty inherent in our forward-looking statements, you should not consider their inclusion to be a representation that the forward-looking statements will be achieved. In evaluating forward-looking statements, you should consider all these risks and uncertainties, together with any other risks described in our other reports and documents furnished or filed with the SEC, and you should not place undue reliance on those statements. We assume no obligation for updating any forward-looking statements, whether as a result of new information, future events, or otherwise. However, to the extent that there are any material changes in the information contained in the Company’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), the Company will promptly disclose the changes as and to the extent required by applicable law and the rules and regulations of the SEC.

Additional Information and Where to Find It

In connection with the Reverse Stock Split, the Company has filed relevant materials with the SEC, including the Proxy Statement, which was filed on March 17, 2026. The Proxy Statement contains important information about the business to be conducted at the annual meeting of stockholders, including the proposed Reverse Stock Split and related matters. The Company also filed Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (as amended, the “Schedule 13E-3”) with the SEC on March 3, 2026. The Company may also file other documents with the SEC regarding the Reverse Stock Split. This communication is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which the Company may file with the SEC or has sent or may send to its stockholders in connection with the Reverse Stock Split. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE REVERSE STOCK SPLIT BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE REVERSE STOCK SPLIT AND RELATED MATTERS.

The Proxy Statement and Schedule 13E-3 were mailed to the Company’s stockholders on or about March 17, 2026, and other relevant materials will be filed with the SEC and mailed or otherwise made available to the Company’s stockholders as they become available. Stockholders may obtain free copies of the Proxy Statement (and any amendments or supplements thereto), Schedule 13E-3 and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov or the Company’s website at gifts.thechosen.tv/pages/investor-overview.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employeesmay be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in connection with the business to be conducted at the annual meeting of stockholders, including the Reverse Stock Split. Information about the Company’s directors and executive officers, including information about their ownership of the Company’s stock is set forth in the Proxy Statement. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the Company’s Proxy Statement and may be contained in other relevant materials to be filed with the SEC in respect of the Reverse Stock Split when they become available. These documents can be obtained free of charge from the sources indicated above

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